Exhibit 23.4
Consent of Independent Registered
Public Accounting Firm
We consent to the inclusion in this registration statement on Form S-1 (File No. 333-132427) of our report dated February 17, 2006, on our audit of the financial statements and the financial statement schedules of Mountain View Bancshares, Inc. We also consent to the references to our firm under the caption “Experts.”
/s/ BKD, llp
Little Rock, Arkansas
May 30, 2006